                                                                   Exhibit 10.15

                              MARCO HI-TECH JV LTD.
                                 ONE PENN PLAZA
                                   SUITE 2514
                               NEW YORK, NY 10119

January 5, 2006

Dear Mark:

     On behalf of Marco  Hi-Tech JV, Ltd.,  (the  "Company"),  we are pleased to offer you the position of Chairman of the Board of Directors, reporting directly to the Company's Board of Directors.  You will be elected to the Company's Board of Directors  promptly upon acceptance of this letter.  For the duration of your association  with  the  Company,  you will  devote  such  time as is  reasonably required to  participate  in Board of Directors  meetings and affairs,  and such skill  and  attention  to your  duties  and  responsibilities  as the  Company's
Chairman  of  the  Board  and  will  perform  them  faithfully,  diligently  and competently. You will not be expected to provide any specific obligation of time other  than as is  required  to  provide  the above  described  benefits  to the
Company.  Generally,  your  responsibilities  will include acting as Chairman of
Board of Directors; meetings; assisting management on an oversight basis; assist in strategic planning and decisions;  and other  responsibilities  designated by the board of directors.  Upon your  agreement as indicated by your  execution of this agreement below on or prior to the date indicated,  you will have consented to your  appointment as set forth herein,  which will become  effective upon the closing of the  currently  contemplated  private  placement  and  reverse-merger anticipated during the second week of January, 2006 and shall be entitled to the benefits herein upon such appointment.

     You will receive a directors fee of $100,000 per year,  payable  quarterly.
You will also be entitled to the  benefits  that the Company  customarily  makes available to its directors, if any, and will be responsible for establishing the
Company's  benefit  plans  as soon as  practicable  after  commencement  of your employment,  including  employee and director  incentive stock plans.  Under the
Company's  director  plan  expected  to be adopted  contemporaneously  with your appointment, you will be awarded five-year options to purchase 300,000 shares of the Company's  common stock at a purchase  price of $2.50 per share;  100,000 of which will vest  immediately (or six months  following  appointment in order for the plans to comply with Rule 16b-3 under the Securities  Exchange Act of 1934);
and  100,000  on each of the  second  and  third  anniversaries  of the  date of appointment.

     In addition,  subject to approval of the Company's Board of Directors, you, and certain other persons you designate,  acceptable to the Company, will have a one-time  right to purchase up to  $625,000  of shares of the  Company's  Common

Stock (the "Shares") at a purchase price of $1.50 per share,  which shall not be a condition to your acceptance of your  appointment to the position of Chairman, provided that your subscription must be received prior to closing of the private placement and  reverse-merger.  With the Company's consent,  you may designate a portion  of the  purchase  right to others who have or are  expected  to have an interest in the Company, such as persons whom you present and who are acceptable candidates for independent directors to be elected to the Board. The Shares will be subject to repurchase by the Company at the Company's  option at the original purchase price (the "Repurchase Right") within one year following termination of your position with the Company, should you or such third parties not continue as a director  through  the first  anniversary  of your or their  appointment.  The
Shares  will  be  sold  pursuant  to  customary   documentation  for  a  private
transaction and must close prior to the contemplated  private placement which is expected to close the second week of January  2006,  and not later than the date of appointment to the position of Chairman of the Board,  other Board positions, in the case of other directors.

     If  during  your  association  with the  Company  (i)  there is a Change of
Control (as defined below), and (ii) you are not offered a position with similar responsibilities (at the same or greater base salary and bonus potential) by the surviving  corporation,  the Company's  Repurchase Right will immediately  lapse with respect to all of the Shares,  and your  options  shall  immediately  vest.
"Change  of  Control"  shall  mean the sale of all or  substantially  all of the assets of the Company or the  acquisition  of the  Company by another  entity by means of  consolidation  or merger after which the then current  stockholders of the Company hold less than 50% of the voting power of the surviving corporation;
provided that a reincorporation of the Company shall not be a Change of Control.

     Alternatively,   if  your  position  with  the  Company  is   involuntarily
terminated  by the  Company  other  than  for  Cause  (as  defined  below),  the
Repurchase Right will lapse (in addition to any options that already have vested over the time period between your  appointment and the removal).  "Cause" means:
(a) willful and  repeated  failure to comply with the lawful  directions  of the
Board  of  Directors;   (b)  gross  negligence  or  willful  misconduct  in  the
performance  of your duties to the Company;  (c)  commission of any act of fraud against, or the  misappropriation of material property belonging to the Company, or breach of contract  with the Company;  or (d)  conviction  of a crime that is materially  injurious to the business or reputation of the Company, in each case as determined in good faith by the Board of Directors.

     As a  shareholder  of the  Company,  you will not have  preemptive  rights.
However,  for so long as you  remain a director  of the  Company,  whenever  the
Company  issues stock in order to raise capital  through a private  placement of underwritten public offering, you agree that you shall agree to the terms of any
"lock-up" or other  agreement that is requested of the senior  management of the
Company and to the same extent that such senior management agree. In addition to the  foregoing,  you  agree  that  for  a  period  of  one  year  following  the

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contemplated  reverse-merger  and  private  placement,  you will  enter  into an equivalent  lock-up  agreement as will the senior management of the Company with respect to their owned shares.

     The  Company  will  acquire and  maintain  director  and officer  liability insurance coverage in an amount of approximately $3 million.

     We hope that you and the Company  will find mutual  satisfaction  with your
Association  with the Company.  All of us at the Company are very excited  about
you  joining  our  team  and  look  forward  to  a  beneficial   and   rewarding
relationship.

     The  Company  asks that you  complete  a  standard  form  "Confidentiality,
Agreement."  The terms of the agreement will be reasonably  satisfactory to you, particularly in light of your other associations.

     Should you have any  questions  with  regard to any of the items  indicated
above,  please  call me. It is my  understanding  that your  appointment  to the
Chairmanship   will  be  as  soon  as  practicable   taking  into  account  your
subscription for Shares.  Kindly indicate your consent to the terms contained in this offer letter by signing and returning a copy to us by January 5, 2006.

Sincerely,

Marco Hi-Tech JV Ltd.

/s/ Reuben Seltzer
--------------------------------
Reuben Seltzer, CEO

Agreed to and accepted:

/s/ Mark Auerbach                                          1/05/06
--------------------------------                     ------------------------
Mark Auerbach                                                 Date

This offer is subject to  withdrawal  by the Company  prior to  acceptance,  and expires if not accepted by January 5, 2006.

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